EXHIBIT 99.1

ENTERPRISE FINANCIAL REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Fourth Quarter Results
•Closed the acquisition of Seacoast Commerce Banc Holdings (“Seacoast”), adding approximately $1.3 billion in assets, $1.2 billion in loans and $1.0 billion in deposits
•Net income of $28.9 million, or $1.00 per diluted share.
•Net interest margin of 3.66%
•Return on average assets (“ROAA”) of 1.26%; Pre-Provision Net Revenue (“PPNR”) ROAA1 of 2.07%

2020 Results
•Net income of $74.4 million, or $2.76 per diluted share
•ROAA of 0.90%; PPNR ROAA1 of 1.96%
•Net interest margin of 3.56%
•Issued $63.3 million of subordinated debt to strengthen capital
•Repurchased 456,251 shares at an average price of $33.64 per share
•Maintained $0.18 per share quarterly common stock cash dividend

St. Louis, Mo. January 25, 2021. Enterprise Financial Services Corp (Nasdaq: EFSC) (the “Company” or “EFSC”) reported net income of $28.9 million for the fourth quarter 2020, an increase of $11.0 million compared to the linked third quarter “(linked quarter”) and comparable to net income of $29.1 million in the prior year quarter. Earnings per diluted share (“EPS”) was $1.00 for the fourth quarter 2020, compared to $0.68 and $1.09 for the linked and prior year quarters, respectively.

Net income and earnings per share in the fourth quarter were impacted by the following items:

($ in thousands, except per share data)	Net Income (pretax)	EPS
Accelerated fees on Paycheck Protection Program (“PPP”) loan forgiveness	$5,192	$0.13
Provision for credit losses on Seacoast acquired loans	(8,557)	(0.22)
Swap termination expenses	(3,160)	(0.08)
Merger-related expenses	(2,611)	(0.08)

Jim Lally, EFSC’s President and Chief Executive Officer, commented, “We achieved several critical milestones as we concluded the fourth quarter. We closed the acquisition of Seacoast, we supported our customers in navigating the PPP forgiveness process, and we continued to effectively operate and communicate with our associates in a virtual environment.”

Lally added, “We were able to execute on these achievements while producing earnings per share of $1.00 and a pre-provision net revenue1 of $47.5 million, or 2.07% of average assets. I am extremely proud to lead the Enterprise team and the franchise that we have strategically built over the past few years. Looking to 2021, we are well-positioned financially and organizationally to leverage our relationship-based banking model to achieve our strategic objectives.”

1 Pre-provision net revenue is a non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

The Company closed its acquisition of Seacoast on November 12, 2020. The results of operations of Seacoast are included in our consolidated results from this date forward and are excluded from preceding periods. The acquisition of Seacoast in 2020 represents the third acquisition the Company has completed in the last four years.

Full-Year Highlights

For 2020, net income was $74.4 million, or $2.76 per diluted share, compared to $92.7 million, or $3.55 per diluted share, in 2019. PPNR1 for the year was $161.5 million, compared to $140.4 million in 2019. While interest rates declined significantly in 2020, the Company maintained a stable PPNR for the first three quarters of 2020. PPNR increased in the fourth quarter due to the acquisition of Seacoast and PPP loan fees, which were accelerated by the forgiveness process.

The Company strengthened its liquidity and capital position in the second quarter 2020 through the issuance of $63.3 million of subordinated debentures. The Company’s capital position improved further with 2020 earnings, the increase in the ACL and the acquisition of Seacoast, supporting organic balance sheet growth of $1.1 billion, primarily related to the execution of the PPP lending program. In 2020, the Company continued to provide shareholder dividends of $0.72 per share. In addition, the Company issued approximately 5.0 million shares of its common stock to Seacoast’s shareholders upon consummation of the Seacoast acquisition. The shares of common stock issued to Seacoast’s shareholders were valued at approximately $167.0 million based upon the Company’s closing stock price on November 12, 2020, the closing date of the acquisition.

In addition, under the Current Expected Credit Loss (“CECL”) methodology the allowance for credit losses excluding guaranteed portions of loans (which includes PPP loans) the coverage ratio was increased to 2.31% at the end of 2020 from 0.81% at the end of 2019. Noninterest income increased 11% in 2020, while expenses remained well-controlled with a core efficiency ratio2 of 50.96%, compared to 52.36% in 2019.

PPP was impactful in 2020. The Company successfully assisted its customers, both new and existing, by offering over $800 million in PPP loans, generating $19.6 million of interest and fee income. PPP fundings, together with the $1.1 billion of deposits acquired from Seacoast, were the primary drivers of the $2.2 billion increase in deposits as of December 31, 2020 as compared to the prior year end.

2 Core efficiency ratio is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

Fourth Quarter Highlights

•Earnings - Net income in the fourth quarter 2020 was $28.9 million, an increase of $11.0 million compared to the linked quarter and a decrease of $0.2 million from the prior year quarter. EPS was $1.00 per diluted share for the fourth quarter 2020, compared to $0.68 and $1.09 per diluted share for the linked and prior year quarters, respectively. Seacoast operations contributed $2.1 million of net income excluding the provision for credit losses.

•Pre-provision net revenue - PPNR1 of $47.5 million in the fourth quarter 2020 increased $9.5 million and $9.8 million from the linked and prior year quarters, respectively. The increase in PPNR was primarily due to accelerated fee income on PPP loans, the acquisition of Seacoast and an increase in noninterest income. The increase in noninterest income was due primarily to seasonally strong growth in tax credit income.

•Net interest income and net interest margin (“NIM”) - Net interest income of $77.4 million for the fourth quarter 2020 increased $14.1 million and $15.8 million, from the linked quarter and prior year quarter, respectively. NIM was 3.66% for the fourth quarter 2020, compared to 3.29% and 3.68% for the linked quarter and prior year quarter, respectively. Accelerated PPP fee income of $5.2 million contributed 24 basis points to NIM in the fourth quarter. In addition, the acquisition of Seacoast’s earning assets and low-cost deposit portfolio positively benefited net interest income and NIM.

•Noninterest income - Noninterest income of $18.5 million for the fourth quarter 2020 increased $5.9 million and $4.1 million from the linked quarter and prior year quarter, respectively. The increase was driven primarily by tax credit activity, mortgage banking, and fees earned on community development investments.

•Loans - Total loans increased $1.1 billion from the linked quarter to $7.2 billion as of December 31, 2020. The acquisition of Seacoast added $1.2 billion of loans during the current quarter, while PPP loans (excluding PPP loans originated by Seacoast) declined $206.2 million as the forgiveness process accelerated during the quarter. Average loans totaled $6.8 billion for the quarter ended December 31, 2020 compared to $6.1 billion and $5.3 billion for the linked and prior year quarters, respectively. As of December 31, 2020, modified loans that remain in a deferral status comprised 1% of the loan portfolio.

	Quarter ended
($ in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020
PPP loans outstanding, net of unearned fees	$698,645	$819,100	$807,814
Average PPP loans outstanding, net	806,697	813,244	634,632
PPP average loan size	187	216	224
PPP interest and fee income	10,261	5,226	4,083
PPP unearned fees	11,304	19,522	22,414
PPP average yield	5.06%	2.56%	2.59%

	Quarter ended
	December 31, 2020		September 30, 2020		June 30, 2020
Financial Metrics:	As Reported	Excluding PPP*	As Reported	Excluding PPP*	As Reported	Excluding PPP*
EPS	$1.00	$0.73	$0.68	$0.53	$0.56	$0.44
ROAA	1.26%	1.01%	0.86%	0.74%	0.72%	0.62%
PPNR ROAA	2.07%	1.78%	1.81%	1.73%	1.87%	1.81%
Tangible common equity/tangible assets*	8.40%	9.07%	7.99%	8.89%	7.81%	8.67%
Leverage ratio	10.0%	11.0%	9.2%	10.2%	9.2%	10.0%
NIM	3.66%	3.52%	3.29%	3.37%	3.53%	3.62%
Allowance for credit losses on loans/loans	1.89%	2.09%	2.01%	2.32%	1.80%	2.07%

* Non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables. Calculations not adjusted for increase in average deposits or increase in deposit expense, as applicable.

•Asset quality - The allowance for credit losses on loans to total loans decreased to 1.89% at December 31, 2020 from 2.01% at September 30, 2020, primarily as a result of the increase of $645.3 million of government guaranteed loans acquired from Seacoast, partially offset by an $8.6 million increase in the allowance for credit losses at December 31, 2020 as a result of the application of the CECL methodology for acquired non-purchased credit deteriorated loans (“non-PCD”) and $3.5 million increase in the allowance for credit losses for acquired purchased credit deteriorated (“PCD”) loans, in each case with respect to loans acquired from Seacoast.

The increase in the allowance for credit losses on loans to total loans from 0.81% at December 31, 2019 was largely a result of the $28.4 million increase in the allowance as of January 1, 2021 in connection with the adoption of CECL, approximately $56.8 million of provision for credit losses (excluding acquisition adjustments), as well as the adjustments related to non-PCD and PCD loans acquired from Seacoast, partially offset by the $645.3 million of government guaranteed loans acquired from Seacoast. Nonperforming assets to total assets was 0.45% at December 31, 2020 compared to 0.53% and 0.45% at September 30, 2020 and December 31, 2019, respectively.

•Deposits - Total deposits increased $1.3 billion from the linked quarter to $8.0 billion as of December 31, 2020 primarily due to the addition of Seacoast deposits of $1.1 billion. Average deposits totaled $7.3 billion for the quarter ended December 31, 2020 compared to $6.7 billion and $5.8 billion for the linked and prior year quarters, respectively. Year-over-year, deposits grew $2.2 billion from $5.8 billion as of December 31, 2019. In addition to the deposits acquired from Seacoast, the year-over-year increase is attributable primarily to PPP loan fundings that remained as deposits with Enterprise Bank & Trust (the “Bank”). Noninterest deposit accounts represented 34.0% of total deposits at December 31, 2020, and the loan to deposit ratio was 90.5% at that date.

•Capital - Total shareholders’ equity was $1.1 billion and the tangible common equity to tangible assets ratio was 8.4% at December 31, 2020, compared to $882.3 million and 7.99% at September 30, 2020. Shareholder’s equity increased in the fourth quarter from the issuance of $167.0 million of common stock in the Seacoast acquisition. The Bank’s regulatory capital ratios remain “well-capitalized,” with a common equity tier 1 ratio of 12.5% and a total risk-based capital ratio of 13.7% as of December 31, 2020. The Company’s common equity tier 1 ratio and total risk-based capital ratio was 10.9% and 14.9%, respectively, at December 31, 2020.

The Company has 95,907 shares available for repurchase under the existing common stock repurchase authorization.

The Company’s Board of Directors approved a quarterly dividend of $0.18 per common share, payable on March 31, 2021 to shareholders of record as of March 15, 2021.

Net Interest Income

Average Balance Sheet
The following tables present, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax equivalent basis.

	Quarter ended
	December 31, 2020			September 30, 2020			December 31, 2019
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans*	$6,780,702	$76,044	4.46%	$6,112,715	$62,751	4.08%	$5,279,500	$67,661	5.08%
Debt and equity investments*	1,395,806	8,986	2.56%	1,361,515	8,761	2.56%	1,322,017	9,699	2.91
Short-term investments	347,629	120	0.14%	295,854	113	0.15%	102,989	406	1.56
Total earning assets	8,524,137	85,150	3.97	7,770,084	71,625	3.67	6,704,506	77,766	4.60

Noninterest-earning assets	617,022			571,884			617,990

Total assets	$9,141,159			$8,341,968			$7,322,496

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,584,369	$265	0.07%	$1,529,097	$255	0.07%	$1,325,363	$1,620	0.48%
Money market accounts	2,175,111	1,016	0.19	1,981,026	1,003	0.20	1,693,357	5,797	1.36
Savings	620,248	46	0.03	605,475	45	0.03	543,571	195	0.14
Certificates of deposit	567,456	1,739	1.22	630,076	2,409	1.52	846,253	4,096	1.92
Total interest-bearing deposits	4,947,184	3,066	0.25	4,745,674	3,712	0.31	4,408,544	11,708	1.05
Subordinated debentures	203,564	2,824	5.52	203,438	2,826	5.53	141,217	1,945	5.46
FHLB advances	244,730	603	0.98	250,000	720	1.15	291,057	1,371	1.87
Securities sold under agreements to repurchase	231,836	64	0.11	199,308	59	0.12	170,481	308	0.72
Other borrowings	30,095	110	1.45	31,413	116	1.47	36,220	293	3.21
Total interest-bearing liabilities	5,657,409	6,667	0.47	5,429,833	7,433	0.54	5,047,519	15,625	1.23

Noninterest-bearing liabilities:
Demand deposits	2,363,890			1,920,694			1,347,748
Other liabilities	127,843			105,945			67,555
Total liabilities	8,149,142			7,456,472			6,462,822
Shareholders' equity	992,017			885,496			859,674
Total liabilities and shareholders' equity	$9,141,159			$8,341,968			$7,322,496

Total net interest income		$78,483			$64,192			$62,141
Net interest margin			3.66%			3.29%			3.68%
* Non-taxable income is presented on a fully tax-equivalent basis using a 24.7% tax rate. The tax-equivalent adjustments were $1.0 million for the three months ended December 31, 2020, $0.8 million for the three months ended September 30, 2020, and $0.5 million for the three months ended December 31, 2019.

Net interest income for the fourth quarter increased $14.1 million to $77.5 million from $63.4 million in the linked quarter, and increased $15.8 million from the prior year period. NIM, on a tax equivalent basis, was 3.66% for the fourth quarter, compared to 3.29% in the linked quarter, and 3.68% in the fourth quarter of 2019. The increase in net interest income from the linked quarter was primarily due to earnings on acquired Seacoast assets, along with accelerated fee income related to PPP loan forgiveness.

NIM increased 37 basis points from the linked quarter to 3.66% during the current quarter primarily due to a 30 basis point increase in earning asset yields, and a seven basis point decrease in the cost of liabilities. The increase in the earning asset yield was primarily due to a combination of higher income from accelerated loan fees related to PPP loan forgiveness (24 bps), partially offset by lower yields and purchase accounting income on non-PPP loans (4 bps), each as compared to the linked quarter. The addition of higher yielding Seacoast assets for the partial period increased the earning asset yield by seven basis points.

The cost of interest-bearing liabilities declined seven basis points from the linked quarter, primarily due to lower rates on time deposits and the addition of low-cost deposits from Seacoast.

Loans

The following table presents total loans for the most recent five quarters.

	Quarter ended
	December 31, 2020
($ in thousands)	Seacoast[b]	Legacy EFSC[b]	Consolidated	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
C&I	$16,079	$1,086,981	$1,103,060	$1,075,421	$1,052,373	$1,180,675	$1,179,169
CRE investor owned	107,449	1,313,456	1,420,905	1,281,567	1,298,801	1,316,501	1,287,633
CRE owner occupied	98,134	727,712	825,846	766,919	782,258	743,962	713,563
SBA loans	874,578	21,352	895,930	15,927	17,195	17,381	19,249
SBA PPP loans	85,729	612,916	698,645	819,100	807,814	—	—
Sponsor finance	—	396,487	396,487	367,337	383,458	440,764	428,896
Life insurance premium financing	—	534,092	534,092	517,559	520,705	496,472	472,822
Residential real estate	9,138	308,953	318,091	321,258	326,467	346,225	366,024
Construction and land development	32,535	441,864	474,399	450,225	455,686	445,909	428,681
Tax credits	—	382,602	382,602	368,908	363,222	354,046	294,210
Other	764	174,114	174,878	142,086	132,072	115,582	124,090
Total Loans	$1,224,406	$6,000,529	$7,224,935	$6,126,307	$6,140,051	$5,457,517	$5,314,337

Total loan yield			4.46%	4.08%	4.31%	5.06%	5.08%
Total C&I loans to total loans			43%	51%	51%	45%	44%
Variable interest rate loans to total loans			57%	50%	51%	60%	59%

Certain prior period amounts have been reclassified among the categories to conform to the current period presentation.
[b] Amounts reported are as of December 31, 2020 and are separately shown attributable to the Seacoast loan portfolio acquired on November 12, 2020, and the Company’s pre-Seacoast acquisition loan portfolio.

Loans totaled $7.2 billion at December 31, 2020, increasing $1.1 billion compared to the linked quarter. The increase is primarily attributable to the acquisition of $1.2 billion in Seacoast loans. The Seacoast SBA loan portfolio is comprised primarily of 1st lien real-estate loans, including $559.6 million that is guaranteed by the SBA. This increase was partially offset by a decline in legacy Enterprise PPP loans of $206.2 million. Excluding acquired loans and PPP loans, the loan portfolio increased $80.4 million from the linked quarter. The increase was primarily due to increases in C&I, specialty, and other loans, partially offset by a decline in CRE, residential real estate, and construction loans. Year-over-year, loans grew $1.9 billion from $5.2 billion as of December 31, 2019, due to the

Seacoast acquisition and the funding of $612.9 million of PPP loans. Revolving line usage at December 31, 2020 was 38.1% compared to 40.4% and 46.2% in the linked and prior year quarters, respectively.

The Company has implemented several loan programs to assist its customers impacted by the COVID-19 pandemic. These programs include consumer and business deferral programs and expanded small business lines of credit.

The following table presents loans modified as part of our COVID-19 deferral programs that remained in a deferral status at the dates presented:

	Quarter ended
($ in thousands)	December 31, 2020	September 30, 2020	June 30, 2020
Commercial real estate	$26,122	$48,081	$404,295
Commercial and industrial	15,708	46,041	171,108
Construction real estate	20,892	44,243	88,369
Residential real estate	255	974	21,762
Other	—	12	134
Total loan modifications	$62,977	$139,351	$685,668

Percentage of total loans	1%	2%	11%

Asset Quality

The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters.

	Quarter ended
($ in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Nonperforming loans*	$38,507	$39,623	$41,473	$37,204	$26,425
Other real estate	5,330	4,835	4,874	5,072	6,344
Nonperforming assets*	$43,837	$44,458	$46,347	$42,276	$32,769

Nonperforming loans to total loans	0.53%	0.65%	0.68%	0.68%	0.50%
Nonperforming assets to total assets	0.45%	0.53%	0.55%	0.56%	0.45%
Allowance for loan losses to total loans	1.89%	2.01%	1.80%	1.69%	0.81%
Net charge-offs	$(612)	$1,027	$309	$1,183	$2,544
*Excludes government guaranteed balances.

Nonperforming assets decreased $0.6 million to $43.8 million at December 31, 2020 from $44.5 million at September 30, 2020. The decrease was primarily from principal reductions, partially offset by the addition of $1.1 million from Seacoast acquired nonperforming assets.

The Company recorded a provision for credit losses of $9.5 million for the fourth quarter 2020 compared to $14.1 million for the linked quarter and $1.3 million for the prior year quarter. The provision for credit losses in the fourth quarter 2020 was primarily due to an $8.6 million reserve on the acquired Seacoast non-PCD loan portfolio.

Deposits
The following table presents total deposits for the most recent five quarters.

	Quarter ended
	December 31, 2020
($ in thousands)	Seacoast[a]	Legacy EFSC[a]	Consolidated	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Noninterest-bearing accounts	$666,447	$2,045,381	$2,711,828	$1,929,540	$1,965,868	$1,354,571	$1,327,348
Interest-bearing transaction accounts	55,590	1,712,907	1,768,497	1,499,756	1,508,535	1,389,603	1,367,444
Money market and savings accounts	327,471	2,627,498	2,954,969	2,634,885	2,566,011	2,479,828	2,249,784
Brokered certificates of deposit	—	50,209	50,209	65,209	85,414	170,667	215,758
Other certificates of deposit	10,325	489,561	499,886	546,836	573,752	595,237	610,689
Total deposit portfolio	$1,059,833	$6,925,556	$7,985,389	$6,676,226	$6,699,580	$5,989,906	$5,771,023

Noninterest-bearing deposits to total deposits	62.9%	29.5%	34.0%	28.9%	29.3%	22.6%	23.0%

[a]Amounts reported are as of December 31, 2020 and are shown separately attributable to the Seacoast deposit portfolio acquired on November 12, 2020, and the Company’s pre-Seacoast acquisition deposit portfolio.

Total deposits at December 31, 2020 were $8.0 billion, an increase of $1.3 billion from September 30, 2020, and an increase of $2.2 billion, or 38%, from December 31, 2019. The increase from the linked quarter was primarily due to the Seacoast acquisition, and the year-over-year increase was primarily due to the Seacoast acquisition and PPP loan fundings. Certificates of deposit, the highest cost portion of the deposit portfolio, has declined each quarter in 2020 and decreased $62.0 million from the linked quarter and $276.4 million from the prior year quarter.

Core deposits, defined as total deposits excluding time deposits, were $7.4 billion at December 31, 2020, an increase of $1.4 billion from the linked quarter, and an increase of $2.5 billion from the prior year period. The acquisition of Seacoast added $766.5 million of specialty deposits in the property management, community associations, 1031 exchange and escrow industries. Excluding acquired deposits, noninterest bearing demand deposits increased $115.8 million and interest-bearing demand deposits increased $213.2 million compared to the linked quarter. Noninterest-bearing deposits were $2.7 billion at December 31, 2020, and represented 34% of total deposits at that date. The total cost of deposits was 0.17% for the current quarter compared to 0.22% and 0.81% for the linked quarter and prior year quarter, respectively.

Noninterest Income

The following table presents a comparative summary of the major components of noninterest income for the periods indicated:

	Linked quarter comparison				Prior year comparison
	Quarter ended				Quarter ended
($ in thousands)	December 31, 2020	September 30, 2020	Increase (decrease)		December 31, 2019	Increase (decrease)
Service charges on deposit accounts	$3,160	$2,798	$362	13%	$3,254	$(94)	(3)%
Wealth management revenue	2,449	2,456	(7)	—%	2,618	(169)	(6)%
Card services revenue	2,511	2,498	13	1%	2,409	102	4%
Tax credit income	4,048	748	3,300	441%	3,425	623	18%
Miscellaneous income	6,338	4,129	2,209	53%	2,712	3,626	134%
Total noninterest income	$18,506	$12,629	$5,877	47%	$14,418	$4,088	28%

Total noninterest income for the fourth quarter 2020 was $18.5 million, an increase of $5.9 million from the linked quarter and an increase of $4.1 million from the prior year quarter. The increase from the linked quarter was primarily due to seasonally strong tax credit activity, continued growth in card services and mortgage revenue and fees earned on community development investments. Seacoast operations contributed approximately $0.8 million to noninterest income, primarily in deposit service charges and miscellaneous income.

Noninterest Expenses

Noninterest expense was $51.1 million for the fourth quarter 2020, compared to $39.5 million for the linked quarter, and $38.4 million for the fourth quarter 2019. The increase from the linked quarter and prior year quarter was primarily due to a partial quarter of Seacoast operating expenses of $6.0 million, swap termination charges of $3.2 million, and merger-related expenses of $2.6 million.

For the fourth quarter 2020, the Company’s efficiency ratio was 53.2% compared to 52.0% and 50.5% for the linked quarter and prior year quarter, respectively. The Company’s core efficiency ratio2 was 50.9% for the quarter ended December 31, 2020, compared to 51.0% for the linked quarter and 50.7% for the prior year quarter.
2 Core efficiency ratio is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

Income Taxes

The Company’s effective tax rate was 18% for the fourth quarter of 2020, compared to 20% in the linked and prior year quarters, respectively. Tax planning initiatives, including a net operating loss carryback and tax credit investments in the fourth quarter reduced tax expense by $0.6 million and were partially offset by nondeductible merger-related expenses of $0.4 million that increased tax expense.

Capital

The following table presents various EFSC capital ratios:

	Quarter ended
Percent	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Total risk-based capital to risk-weighted assets	14.9%	14.6%	14.4%	12.9%	12.9%
Tier 1 capital to risk weighted assets	12.1%	11.6%	11.4%	11.0%	11.4%
Common equity tier 1 capital to risk-weighted assets	10.9%	10.2%	9.9%	9.6%	9.9%
Tangible common equity to tangible assets[1]	8.4%	8.0%	7.8%	8.4%	8.9%

The Company’s strong earnings profile continues to build total capital even with the elevated level of provision for credit losses in 2020. Growth in the balance sheet due to PPP loans did not negatively impact the Company’s regulatory capital ratios due to the SBA guarantee characteristics of PPP loans. The issuance of subordinated debt during the second quarter of 2020 enhanced year-end total risk-based capital. The acquisition of Seacoast in the fourth quarter of 2020 further enhanced regulatory capital due to the shares of Company common stock issued to Seacoast’s shareholders in the acquisition and the low level of acquired risk-weighted assets due to the guaranty on the acquired Seacoast SBA loan portfolio. Capital ratios for the current quarter are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

Use of Non-GAAP Financial Measures

The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as tangible common equity, PPNR, PPNR ROAA, financial metrics adjusted for PPP impact, core efficiency ratio, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its tangible common equity, PPNR, PPNR ROAA, financial metrics adjusted for PPP impact, core efficiency ratio, and the tangible common equity ratio, collectively “core performance measures,” presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures exclude certain other income and expense items, such as merger-related expenses, facilities charges, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated.

Conference Call and Webcast Information

The Company will host a conference call and webcast at 10:00 a.m. Central Time on Tuesday, January 26, 2021. During the call, management will review the fourth quarter and full year of 2020 results and related matters. This press release as well as a related slide presentation will be accessible on the Company’s website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-367-2403 (Conference ID #5852150). A recorded replay of the conference call will be available on the website two hours after the call’s completion. Visit http://bit.ly/EFSC4Q2020earnings and register to receive a dial-in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

About Enterprise

Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $9.7 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates 39 branch offices in Arizona, California, Kansas, Missouri, Nevada, and New Mexico, and SBA loan and deposit production offices in Arizona, California, Colorado, Illinois, Indiana, Massachusetts, Michigan, Nevada, Ohio, Oregon, Texas, Utah, and Washington. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

Forward-looking Statements

Readers should note that, in addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of the Seacoast acquisition and other acquisitions.

Forward-looking statements include, but are not limited to, statements about the Company’s plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company’s plans, objectives, expectations or consequences of announced transactions. The Company uses words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” and “intend”, and variations of such words and similar expressions, in this release to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to efficiently integrate acquisitions, including the Seacoast acquisition, into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting policies and practices or accounting standards, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model, which we adopted on January 1, 2020 and which changed how we estimate credit losses and may increase the required level of our allowance for credit losses in future periods, uncertainty regarding the future of LIBOR, natural disasters, war or terrorist activities, or pandemics, or the outbreak of COVID-19 or similar outbreaks, and their effects on economic and business environments in which we operate, as well as other risk factors described in the Company’s 2019 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Steve Richardson, VP Corporate Communications (314) 512-7183

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	Quarter ended					Year ended
($ in thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
EARNINGS SUMMARY
Net interest income	$77,446	$63,354	$65,833	$63,368	$61,613	$270,001	$238,717
Provision for loan losses	9,463	14,080	19,591	22,264	1,341	65,398	6,372
Noninterest income	18,506	12,629	9,960	13,408	14,418	54,503	49,176
Noninterest expense	51,050	39,524	37,912	38,673	38,354	167,159	165,485
Income before income tax expense	35,439	22,379	18,290	15,839	36,336	91,947	116,036
Income tax expense	6,508	4,428	3,656	2,971	7,246	17,563	23,297
Net income	$28,931	$17,951	$14,634	$12,868	$29,090	$74,384	$92,739

Diluted earnings per share	$1.00	$0.68	$0.56	$0.48	$1.09	$2.76	$3.55
Return on average assets	1.26%	0.86%	0.72%	0.70%	1.58%	0.90%	1.35%
Return on average common equity	11.60%	8.06%	6.78%	5.98%	13.43%	8.24%	11.66%
Return on average tangible common equity	15.73%	10.94%	9.28%	8.22%	18.54%	11.23%	16.08%
Net interest margin (fully tax equivalent)	3.66%	3.29%	3.53%	3.79%	3.68%	3.56%	3.80%
Efficiency ratio	53.20%	52.02%	50.02%	50.37%	50.45%	51.51%	57.48%
Core efficiency ratio[1]	50.93%	51.04%	50.66%	51.21%	50.73%	50.96%	52.36%

Total assets	$9,751,571	$8,367,976	$8,357,501	$7,500,643	$7,333,791
Total average assets	$9,141,159	$8,341,968	$8,158,204	$7,363,605	$7,322,496	$8,253,913	$6,894,291
Total deposits	$7,985,389	$6,676,226	$6,699,580	$5,989,906	$5,771,023
Total average deposits	$7,311,074	$6,666,368	$6,551,734	$5,837,717	$5,756,292	$6,593,893	$5,412,211
Period end common shares outstanding	31,210	26,210	26,196	26,161	26,543
Dividends per common share	$0.18	$0.18	$0.18	$0.18	$0.17	$0.72	$0.62
Tangible book value per common share	$25.48	$24.80	$24.22	$23.38	$23.76
Tangible common equity to tangible assets[1]	8.40%	7.99%	7.81%	8.42%	8.89%
Total risk-based capital to risk-weighted assets	14.9%	14.6%	14.4%	12.9%	12.9%

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended					Year ended
($ in thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$84,113	$70,787	$73,191	$76,688	$77,238	$304,779	$305,134
Total interest expense	6,667	7,433	7,358	13,320	15,625	34,778	66,417
Net interest income	77,446	63,354	65,833	63,368	61,613	270,001	238,717
Provision for credit losses	9,463	14,080	19,591	22,264	1,341	65,398	6,372
Net interest income after provision for credit losses	67,983	49,274	46,242	41,104	60,272	204,603	232,345

NONINTEREST INCOME
Deposit service charges	3,160	2,798	2,616	3,143	3,254	11,717	12,801
Wealth management revenue	2,449	2,456	2,326	2,501	2,618	9,732	9,932
Card services revenue	2,511	2,498	2,225	2,247	2,409	9,481	9,154
Tax credit income	4,048	748	(221)	2,036	3,425	6,611	5,393
Other income	6,338	4,129	3,014	3,481	2,712	16,962	11,896
Total noninterest income	18,506	12,629	9,960	13,408	14,418	54,503	49,176

NONINTEREST EXPENSE
Employee compensation and benefits	26,174	22,040	22,389	21,685	20,411	92,288	81,295
Occupancy	3,517	3,408	3,185	3,347	3,461	13,457	12,465
Merger-related expenses	2,611	1,563	—	—	—	4,174	17,969
Other	18,748	12,513	12,338	13,641	14,482	57,240	53,756
Total noninterest expenses	51,050	39,524	37,912	38,673	38,354	167,159	165,485

Income before income tax expense	35,439	22,379	18,290	15,839	36,336	91,947	116,036
Income tax expense	6,508	4,428	3,656	2,971	7,246	17,563	23,297
Net income	$28,931	$17,951	$14,634	$12,868	$29,090	$74,384	$92,739

Basic earnings per share	$1.00	$0.68	$0.56	$0.49	$1.10	$2.76	$3.56
Diluted earnings per share	$1.00	$0.68	$0.56	$0.48	$1.09	$2.76	$3.55

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
BALANCE SHEETS
ASSETS
Cash and due from banks	$99,760	$98,816	$100,804	$98,619	$74,769
Interest-earning deposits	445,569	301,773	254,830	88,794	96,217
Debt and equity investments	1,448,803	1,375,931	1,387,001	1,382,149	1,354,527
Loans held for sale	13,564	14,032	16,029	8,430	5,570
Loans	7,224,935	6,126,307	6,140,051	5,457,517	5,314,337
Less: Allowance for credit losses on loans	136,671	123,270	110,270	92,187	43,288
Total loans, net	7,088,264	6,003,037	6,029,781	5,365,330	5,271,049
Fixed assets, net	53,169	56,807	58,231	59,358	60,013
Goodwill	260,567	210,344	210,344	210,344	210,344
Intangible assets, net	23,084	21,820	23,196	24,585	26,076
Other assets	318,791	285,416	277,285	263,034	235,226
Total assets	$9,751,571	$8,367,976	$8,357,501	$7,500,643	$7,333,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$2,711,828	$1,929,540	$1,965,868	$1,354,571	$1,327,348
Interest-bearing deposits	5,273,561	4,746,686	4,733,712	4,635,335	4,443,675
Total deposits	7,985,389	6,676,226	6,699,580	5,989,906	5,771,023
Subordinated debentures	203,637	203,510	203,384	141,336	141,258
FHLB advances	50,000	250,000	250,000	222,000	222,406
Other borrowings	301,081	239,038	227,961	205,918	265,172
Other liabilities	132,489	116,935	108,613	95,047	66,747
Total liabilities	8,672,596	7,485,709	7,489,538	6,654,207	6,466,606
Shareholders’ equity	1,078,975	882,267	867,963	846,436	867,185
Total liabilities and shareholders’ equity	$9,751,571	$8,367,976	$8,357,501	$7,500,643	$7,333,791

Average Balance Sheets
The following table presents, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax equivalent basis.

	Year ended
	December 31, 2020			December 31, 2019
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans*	$6,071,496	$270,673	4.46%	$5,018,568	$269,864	5.38%
Debt and equity investments*	1,366,601	36,675	2.68	1,196,074	34,753	2.91
Short-term investments	228,760	620	0.27	107,433	2,128	1.98
Total earning assets	7,666,857	307,968	4.02	6,322,075	306,745	4.85

Noninterest-earning assets	587,057			572,216

Total assets	$8,253,914			$6,894,291

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,494,364	$2,101	0.14%	$1,286,641	$7,592	0.59%
Money market accounts	1,977,826	7,754	0.39	1,608,349	26,267	1.63
Savings	589,832	279	0.05	489,310	841	0.17
Certificates of deposit	676,889	10,915	1.61	799,079	15,156	1.90
Total interest-bearing deposits	4,738,911	21,049	0.44	4,183,379	49,856	1.19
Subordinated debentures	179,534	9,885	5.51	136,950	7,507	5.48
FHLB advances	241,635	2,673	1.11	287,474	6,668	2.32
Securities sold under agreements to repurchase	206,338	542	0.26	169,179	1,246	0.74
Other borrowings	32,147	629	1.96	32,392	1,140	3.52
Total interest-bearing liabilities	5,398,565	34,778	0.64	4,809,374	66,417	1.38

Noninterest-bearing liabilities:
Demand deposits	1,854,982			1,228,832
Other liabilities	97,492			60,608
Total liabilities	7,351,039			6,098,814
Shareholders’ equity	902,875			795,477
Total liabilities and shareholders’ equity	$8,253,914			$6,894,291

Total net interest income		$273,190			$240,328
Net interest margin			3.56%			3.80%
* Non-taxable income is presented on a fully tax-equivalent basis using a 24.7% tax rate. The tax-equivalent adjustments were $3.2 million, and $1.6 million for the years ended December 31, 2020, and 2019, respectively.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
LOAN PORTFOLIO
Commercial and industrial	$3,088,995	$3,152,394	$3,143,197	$2,469,013	$2,361,157
Commercial real estate	3,087,827	2,027,886	2,048,444	2,048,357	1,997,321
Construction real estate	546,686	474,727	481,221	469,627	457,273
Residential real estate	319,179	321,792	326,992	346,758	366,261
Other	182,248	149,508	140,197	123,762	132,325
Total loans	$7,224,935	$6,126,307	$6,140,051	$5,457,517	$5,314,337

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$2,711,828	$1,929,540	$1,965,868	$1,354,571	$1,327,348
Interest-bearing transaction accounts	1,768,497	1,499,756	1,508,535	1,389,603	1,367,444
Money market and savings accounts	2,954,969	2,634,885	2,566,011	2,479,828	2,249,784
Brokered certificates of deposit	50,209	65,209	85,414	170,667	215,758
Other certificates of deposit	499,886	546,836	573,752	595,237	610,689
Total deposit portfolio	$7,985,389	$6,676,226	$6,699,580	$5,989,906	$5,771,023

AVERAGE BALANCES
Total loans	$6,780,701	$6,112,715	$6,032,076	$5,352,243	$5,279,500
Debt and equity investments	1,395,806	1,361,515	1,361,853	1,346,968	1,322,017
Interest-earning assets	8,524,136	7,770,084	7,571,196	6,791,459	6,704,506
Total assets	9,141,159	8,341,968	8,158,204	7,363,605	7,322,496
Deposits	7,311,074	6,666,368	6,551,734	5,837,717	5,756,292
Shareholders’ equity	992,017	885,496	868,163	865,035	859,674
Tangible common equity[1]	731,813	652,663	633,946	629,390	622,502

YIELDS (fully tax equivalent)
Total loans	4.46%	4.08%	4.31%	5.06%	5.08%
Debt and equity investments	2.56	2.56	2.72	2.90	2.91
Interest-earning assets	3.97	3.67	3.93	4.58	4.60
Interest-bearing deposits	0.25	0.31	0.37	0.88	1.05
Total deposits	0.17	0.22	0.27	0.68	0.81
Subordinated debentures	5.52	5.53	5.50	5.46	5.46
FHLB advances and other borrowed funds	0.61	0.74	0.56	1.33	1.57
Interest-bearing liabilities	0.47	0.54	0.55	1.05	1.23
Net interest margin	3.66	3.29	3.53	3.79	3.68
1Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
(in thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
ASSET QUALITY
Net charge-offs	$(612)	$1,027	$309	$1,183	$2,544
Nonperforming loans	38,507	39,623	41,473	37,204	26,425
Classified assets	123,808	84,710	96,678	104,754	85,897
Nonperforming loans to total loans	0.53%	0.65%	0.68%	0.68%	0.50%
Nonperforming assets to total assets	0.45%	0.53%	0.55%	0.56%	0.45%
Allowance for loan losses to total loans	1.89%	2.01%	1.80%	1.69%	0.81%
Allowance for loan losses to nonperforming loans	354.9%	311.1%	265.9%	247.8%	163.8%
Net charge-offs (recoveries) to average loans (annualized)	(0.04)%	0.07%	0.02%	0.09%	0.19%

WEALTH MANAGEMENT
Trust assets under management	$1,783,089	$1,641,980	$1,602,358	$1,445,521	$1,671,082
Trust assets under administration	2,504,318	2,433,026	2,455,111	2,139,673	2,524,478

MARKET DATA
Book value per common share	$34.57	$33.66	$33.13	$32.36	$32.67
Tangible book value per common share[1]	$25.48	$24.80	$24.22	$23.38	$23.76
Market value per share	$34.95	$27.27	$31.12	$27.91	$48.21
Period end common shares outstanding	31,210	26,210	26,196	26,161	26,543
Average basic common shares	28,929	26,217	26,180	26,473	26,540
Average diluted common shares	28,968	26,228	26,195	26,539	26,668

CAPITAL
Total risk-based capital to risk-weighted assets	14.9%	14.6%	14.4%	12.9%	12.9%
Tier 1 capital to risk-weighted assets	12.1%	11.6%	11.4%	11.0%	11.4%
Common equity tier 1 capital to risk-weighted assets	10.9%	10.2%	9.9%	9.6%	9.9%
Tangible common equity to tangible assets[1]	8.4%	8.0%	7.8%	8.4%	8.9%

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	Quarter ended					Year ended
($ in thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
CORE PERFORMANCE MEASURES
Net interest income	$77,446	$63,354	$65,833	$63,368	$61,613	$270,001	$238,717
Less: Incremental accretion income	856	1,235	719	1,273	576	4,083	4,783
Core net interest income	76,590	62,119	65,114	62,095	61,037	265,918	233,934

Total noninterest income	18,506	12,629	9,960	13,408	14,418	54,503	49,176
Less: Other income from non-core acquired assets	—	—	—	—	4	—	1,372
Less: Gain (loss) on sale of investment securities	—	417	—	4	(94)	421	243
Less: Other non-core income	—	—	265	—	—	265	266
Core noninterest income	18,506	12,212	9,695	13,404	14,508	53,817	47,295

Total core revenue	95,096	74,331	74,809	75,499	75,545	319,735	281,229

Total noninterest expense	51,050	39,524	37,912	38,673	38,354	167,159	165,485
Less: Other expenses related to non-core acquired loans	8	25	12	12	33	57	257
Less: Merger related expenses	2,611	1,563	—	—	—	4,174	17,969
Core noninterest expense	48,431	37,936	37,900	38,661	38,321	162,928	147,259

Core efficiency ratio	50.93%	51.04%	50.66%	51.21%	50.73%	50.96%	52.36%

	Quarter ended
($ in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
SHAREHOLDERS’ EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders’ equity	$1,078,975	$882,267	$867,963	$846,436	$867,185
Less: Goodwill	260,567	210,344	210,344	210,344	210,344
Less: Intangible assets	23,084	21,820	23,196	24,585	26,076
Tangible common equity	$795,324	$650,103	$634,423	$611,507	$630,765

Total assets	$9,751,571	$8,367,976	$8,357,501	$7,500,643	$7,333,791
Less: Goodwill	260,567	210,344	210,344	210,344	210,344
Less: Intangible assets	23,084	21,820	23,196	24,585	26,076
Tangible assets	$9,467,920	$8,135,812	$8,123,961	$7,265,714	$7,097,371

Tangible common equity to tangible assets	8.40%	7.99%	7.81%	8.42%	8.89%

	Quarter ended
($ in thousands)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
AVERAGE SHAREHOLDERS’ EQUITY AND AVERAGE TANGIBLE COMMON EQUITY
Average shareholder’s equity	$992,017	$885,496	$859,674
Less average goodwill	237,639	210,344	210,344
Less average intangible assets	22,565	22,489	26,828
Average tangible common equity	$731,813	$652,663	$622,502

	Quarter Ended					Year ended
($ in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
CALCULATION OF PRE-PROVISION NET REVENUE
Net interest income	$77,446	$63,354	$65,833	$63,368	$61,613	$270,001	$238,717
Noninterest income	18,506	12,629	9,960	13,408	14,418	54,503	49,176
Less: Noninterest expense	51,050	39,524	37,912	38,673	38,354	167,159	165,485
Merger-related expenses	2,611	1,563	—	—	—	4,174	17,969
PPNR (excluding merger-related expenses)	$47,513	$38,022	$37,881	$38,103	$37,677	$161,519	$140,377

Average assets	$9,141,159	$8,341,968	$8,158,204	$7,363,605	$7,322,496	$8,253,913	$6,894,291
ROAA - GAAP net income	1.26%	0.86%	0.72%	0.70%	1.58%	0.90%	1.35%
PPNR ROAA - Adjusted net income	2.07%	1.81%	1.87%	2.08%	2.04%	1.96%	2.04%

	Quarter Ended
($ in thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
IMPACT OF PAYCHECK PROTECTION PROGRAM
Net income - GAAP	$28,931	$17,951	$14,634
PPP interest and fee income	(10,261)	(5,226)	(4,083)
Related tax effect	2,534	1,291	1,009
Adjusted net income - Non-GAAP	$21,204	$14,016	$11,560

Average diluted common shares	28,968	26,228	26,195
EPS - GAAP net income	$1.00	$0.68	$0.56
EPS - Adjusted net income	$0.73	$0.53	$0.44

Average assets - GAAP	$9,141,159	$8,341,968	$8,158,204
Average PPP loans, net	(806,697)	(813,244)	(634,632)
Adjusted average assets - Non-GAAP	$8,334,462	$7,528,724	$7,523,572

ROAA - GAAP net income	1.26%	0.86%	0.72%
ROAA - Adjusted net income, adjusted average assets	1.01%	0.74%	0.62%

PPNR (excluding merger-related expenses) - Non-GAAP (see reconciliation above)	$47,513	$38,022	$37,881
PPP interest and fees	(10,261)	(5,226)	(4,083)
Adjusted PPNR (excluding merger-related expenses) - Non-GAAP	$37,252	$32,796	$33,798

PPNR ROAA (excluding merger-related expenses) - PPNR (excluding merger-related expenses)	2.07%	1.81%	1.87%
PPNR ROAA (excluding merger-related expenses) - adjusted PPNR (excluding merger-related expenses), adjusted average assets	1.78%	1.73%	1.81%

Tangible assets - Non-GAAP (see reconciliation above)	$9,467,920	$8,135,812	$8,123,961
PPP loans outstanding, net	(698,645)	(819,100)	(807,814)
Adjusted tangible assets - Non-GAAP	$8,769,275	$7,316,712	$7,316,147

Tangible common equity Non - GAAP (see reconciliation above)	$795,324	$650,103	$634,423
Tangible common equity to tangible assets	8.40%	7.99%	7.81%
Tangible common equity to tangible assets - adjusted tangible assets	9.07%	8.89%	8.67%

Average assets for leverage ratio	$8,886,916	$8,115,020	$7,928,286
Average PPP loans, net	(806,697)	(813,244)	(634,632)
Adjusted average assets for leverage ratio - Non-GAAP	$8,080,219	$7,301,776	$7,293,654

Tier 1 capital	$889,527	$745,397	$726,574
Leverage ratio	10.0%	9.2%	9.2%
Leverage ratio - adjusted average assets for leverage ratio	11.0%	10.2%	10.0%

Net interest income - tax equivalent	$78,484	$64,192	$66,537
PPP interest and fees	(10,261)	(5,226)	(4,083)
Adjusted net interest income - tax equivalent	$68,223	$58,966	$62,454

Average earning assets -GAAP	$8,524,136	$7,770,084	$7,571,196
Average PPP loans, net	(806,697)	(813,244)	(634,632)
Adjusted average earning assets - Non-GAAP	$7,717,439	$6,956,840	$6,936,564

Net interest margin - tax equivalent	3.66%	3.29%	3.53%
Net interest margin - tax equivalent - adjusted net interest income, adjusted average earning assets	3.52%	3.37%	3.62%

Loans - GAAP	$7,224,935	$6,126,307	$6,140,051
PPP loans outstanding, net	(698,645)	(819,100)	(807,814)
Adjusted loans - Non-GAAP	$6,526,290	$5,307,207	$5,332,237

Allowance for credit losses on loans	$136,671	$123,270	$110,270
Allowance for credit losses on loans/loans - GAAP	1.89%	2.01%	1.80%
Allowance for credit losses on loans/loans - adjusted loans	2.09%	2.32%	2.07%